                                                                  Exhibit 10.52




                    Certificate of Amendment to Option Grants

      Stephen S. Schwartz ("Executive"), Chief Executive Officer and President of Asyst Technologies, Inc. (the "Company") was previously granted on January 24, 2001 certain performance-based options to purchase 150,000 shares of Common Stock of the Company (Option Grant No. 3415) (the "Performance Grant"). The Performance Grant, by its original terms, would terminate as of April 24, 2006.

       The Board of Directors of the Company, by and through its Compensation Committee at a regularly scheduled and duly noticed Committee meeting as of August 18, 2004, did amend (and by this document and the minutes of the meeting confirms such amendment) Section 5 of the Performance Grant to adjust the termination date to January 23, 2011 (10 years from the date of grant). In all other respects, the terms and conditions of the Performance Grant would remain the same and be subject otherwise to the terms and conditions of the Company's equity compensation plan from which the Performance Grant originally issued.

      The vesting of shares pursuant to the Performance Grant does not constitute an express or implied promise of continuing employment or engagement as an employee, consultant or otherwise with the Company, or any of its subsidiaries, for the vesting period or for any period, and shall not interfere with the Company's right or the Executive's right to terminate the employment, consulting or other relationship at any time, for any reason, with or without cause.

Dated: Effective August 18, 2004         /s/ Anthony E. Santelli
                                         _______________________________________
                                         Anthony E. Santelli
                                         Chair, Compensation Committee
                                         Asyst Technologies, Inc.

Acknowledged:

/s/ Steve Debenham
_________________________________
Steve Debenham
Secretary
Asyst Technologies, Inc.

August 18, 2004